UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported):  January 19, 2010

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

    Registrant's telephone number, including area code:  (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 7.01    Regulation FD Disclosure

Cenveo, Inc. (the “Company”) currently is in the process of seeking an amendment to its Credit Agreement dated as of June 21, 2006, as amended (the “Credit Agreement”), among Cenveo Corporation, the Company, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto that, among other things, would provide flexibility for the incurrence of at least $350 million of senior secured refinancing debt, the proceeds of which would be used to pay down amounts under the Credit Agreement. The proposed amendment also would reset certain existing financial covenants and reduce permitted revolving credit borrowings under the Credit Agreement from $172.5 million to $150 million.  The terms of the proposed amendment are preliminary and subject to review and approval by the requisite lenders as well as the Company and its affiliates and therefore subject to further revision in connection with the amendment process.

The information in this Form 8-K will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act of 1934, unless that filing expressly refers to specific information in this report.  The furnishing of the information in this Form 8-K is not intended to and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Form 8-K is material investor information that is not otherwise publicly available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 19, 2010

CENVEO, INC.

By:	/s/ Mark S. Hiltwein
Mark S. Hiltwein
Chief Financial Officer